Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

RETROPHIN, INC.

Retrophin, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: The name of the corporation is Retrophin, Inc. The corporation’s original Certificate of Incorporation (the “Original Certificate”) was filed with the Secretary of State of the State of Delaware on February 7, 2008 under the name “Desert Gateway, Inc.”

SECOND: This Certificate of Amendment to the Certificate of Incorporation (the “Certificate of Amendment”) was duly adopted by the Board of Directors of the corporation without a vote of the stockholders in accordance with Sections 141 and 242 of the General Corporation Law of the State of Delaware.

THIRD: Article I of the Original Certificate is hereby amended and restated to read in its entirety as follows:

“ARTICLE I

The name of the corporation (the “Corporation”) is Travere Therapeutics, Inc.”

FOURTH: This amendment to the Original Certificate shall be effective on and as of the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, Retrophin, Inc. has caused this Certificate of Amendment to be signed by a duly authorized officer of the Corporation on November 13, 2020.

Retrophin, Inc.

By:	/s/ Elizabeth E. Reed
Name:	Elizabeth E. Reed
Title:	Senior Vice President, General Counsel and Secretary